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                                                                      EXHIBIT 11

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                                YEARS ENDED AUGUST 31,
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      2003              2002              2001
                                                  ------------      ------------      ------------
BASIC

  Net income                                      $      9,582      $      8,924      $      6,791
                                                  ============      ============      ============
  Weighted average shares outstanding (basic)            5,250             5,386             5,615
  Basic earnings per share                        $       1.83      $       1.66      $       1.21
                                                  ============      ============      ============

DILUTED

  Net income                                      $      9,582      $      8,924      $      6,791
                                                  ============      ============      ============
  Weighted average shares outstanding (basic)            5,250             5,386             5,615
  Effect of dilutive securities (options)                  392(1)            503(1)            262(1)
                                                  ------------      ------------      ------------
  Weighted average shares outstanding (diluted)          5,642             5,889             5,877
  Diluted earnings per share                      $       1.70      $       1.52      $       1.16
                                                  ============      ============      ============

     (1) During 2003, 2002, and 2001 certain options to acquire common stock were not included in certain computations of EPS because the option exercise price was greater than the average market price of the common shares. The options excluded by quarter are as follows:

    QUARTER ENDED               OPTIONS EXCLUDED           OPTION PRICE RANGE
-----------------------       --------------------       ----------------------

   August 31, 2003                   106,500                 $17.01 - $23.75

     May 31, 2003                     55,413                 $16.05 - $23.75

  February 28, 2003                    6,500                 $16.35 - $23.75

  November 30, 2002                   96,700                 $14.51 - $23.75

   August 31, 2002                     4,870                 $14.80 - $23.75

     May 31, 2002                      4,000                     $23.75

  February 28, 2002                    4,000                     $23.75

  November 30, 2001                    4,670                 $13.50 - $23.75

   August 31, 2001                     4,000                     $23.75

     May 31, 2001                     87,250                 $8.92 - $23.75

  February 28, 2001                  757,657                 $6.91 - $23.75

  November 30, 2000                  805,859                 $5.50 - $23.75